Exhibit 1.01

KEMET Corporation

CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2014
Report Date: May 29, 2015

INTRODUCTION

This Conflict Minerals Report for KEMET Corporation (“KEMET,” “we,” “us” or “our”) is presented to comply with Section 13(p) of the Securities Exchange Act of 1934, as amended, and Rule 13p-1 thereunder (the “Rule”) for the reporting period from January 1 to December 31, 2014.

For the reporting period from January 1 to December 31, 2014 (“Reporting Period”), KEMET conducted due diligence on the source and chain of custody of the cassiterite, columbite-tantalite, wolframite or gold, including their derivatives, which are limited to tin, tantalum, tungsten (“3TG”), that were necessary to the functionality or production of the products (“necessary conflict minerals”) that we manufactured or contracted to manufacture on or after January 1, 2014 to ascertain whether these conflict minerals originated in the Democratic Republic of Congo or an adjoining country as defined in the Rule (“Covered Countries”) and financed or benefited armed groups in any of these countries. It is noted that manufacturing products during a defined period of time may naturally include materials sourced prior to and during the Reporting Period. The reasonable country of origin inquiry and due diligence measures were applied to identified conflict mineral suppliers prior to and during the Reporting Period. Some conflict minerals utilized during the period were considered “outside the supply chain” under the Rule, meaning materials that were smelted (with respect to tin, tantalum or tungsten) or fully refined (with respect to gold) prior to January 31, 2013, or materials that have not been smelted or fully refined but were located outside of the Covered Countries prior to January 31, 2013. As such, conflict minerals that were considered “outside the supply chain” are exempt from reporting under the Rule. However for the purpose of this report KEMET’s due diligence measures did not exclude these materials or suppliers. For tungsten, we did not determine the country of origin because all the material was acquired in 2011 and considered outside the supply chain.

DUE DILIGENCE MEASURES

Design of Our Due Diligence Measures
Our conflict minerals due diligence measures have been designed to conform with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Guidance”), as applicable for tin, tantalum, tungsten, gold in all material respects. KEMET is both an “upstream” and “downstream” supplier. We designed both our upstream and downstream due diligence measures to:

1.	Establish strong Company management systems for conflict minerals supply chain due diligence and reporting compliance;

2.	Identify and assess conflict minerals risks in our supply chain;

3.	Design and implement strategies to respond to conflict minerals risks identified;

4.	Contribute to independent third-party audits of the due diligence practices of conflict minerals smelters and refiners by participating in industry organizations; and

5.	Report on our conflict minerals supply chain due diligence activities, as required by the Rule.
Description of Due Diligence Performed as an Upstream Company
Based on the OECD Guidance, “upstream” refers to the mineral supply chain from the mine to the smelters/refiners. “Upstream companies” include miners (artisanal and small-scale or large-scale producers), local traders or exporters from the country of mineral origin, international concentrate traders, mineral re-processors and smelters/refiners.

The source and chain of custody of tantalum materials were audited and validated Conflict-Free in accordance with the EICC/GeSI Conflict-Free Smelter Program assessment protocols. Our compliance status as well as the audit protocols and procedures are publicly available on the EICC/GeSI Conflict-Free Sourcing Initiative website. Information on such website does not constitute part of this Conflict Minerals Report.

Description of the Due Diligence Performed as a Downstream Company
Based on the OECD Guidance, “downstream” means the minerals supply chain from smelters/refiners to retailers. “Downstream companies” include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers. In the following chart, KEMET has described its due diligence activities that are in accordance with the five steps set forth in the OECD Guidance. These activities were performed during the Reporting Period.

Step 1: Establish strong company management systems.
A)    To clearly communicate to suppliers and the public, KEMET maintained a formal company policy avoiding the use of conflict minerals which directly or indirectly finance or benefit armed groups in the Democratic Republic of Congo or an adjoining country (“Conflict Minerals Policy”). The Conflict Minerals Policy is publicly available on our website and was employed by our KEMET purchase order terms and conditions and was communicated to new suppliers during our supplier “on boarding” process.

B)    To structure internal management and support supply chain due diligence, KEMET maintained in its internal Compliance Policy and Procedures, a conflict minerals document formally stating that KEMET’s Sustainability Council (“SC”), which is made up of a cross section of senior management, has oversight and ownership of the Conflict Minerals Policy. The SC met quarterly to address current and future sustainability objectives and concerns. In addition, KEMET maintained a specific conflict minerals team (“Conflict Minerals Team”) that met during the Reporting Period to address the implementation and progress of our due diligence efforts.

C)    To establish a system of controls and transparency over the conflict minerals supply chain as a downstream company, KEMET maintained in our internal Supplier Quality Procedures a requirement for suppliers to provide information on the smelters or refiners in their supply chain utilizing the EICC/GeSI Conflict Mineral Reporting Template. Records of suppliers’ responses were recorded and maintained. The information was used by KEMET to determine material conflict-free status. The information was also used to provide our customers with conflict mineral smelter or refiner information.

D) To strengthen engagement with its suppliers, KEMET performed smelter outreach to encourage EICC/GeSI CFSP participation and participated in supply chain workshops.
E)    KEMET had available multiple communication channels to serve as grievance mechanisms for early-warning risk awareness. Internally, KEMET offered the “Listen Up” program to its personnel to report anonymously possible violations of KEMET’s Global Code of Conduct and other policies. The “Listen Up” program was administered by an outside firm which was not connected to KEMET. Externally, contact information was made available through KEMET’s public website (www.kemet.com). KEMET also actively participated in the following industry groups which served as an early-warning risk-awareness system.
• Organisation for Economic Co-Operation and Development (OECD)
• EICC/GeSI Conflict Free Sourcing Initiative (EICC/GeSI CFSI)
• International Tin Research Institute (ITRI)
• Tantalum-Niobium International Study Center (TIC)

Step 2: Identify and assess risk in the supply chain.
A)    For the purpose of identifying risks KEMET surveyed our suppliers of raw materials containing a conflict mineral to obtain smelter or refiner information utilizing the EICC/GeSI Conflict Mineral Reporting Template.

B)    To assess risk, KEMET reviewed the supplier responses for completeness and for reasonableness (i.e., 1. Do not contain contradictions or inconsistencies; 2. The response is consistent with the KEMET’s knowledge of the supplier).

Step 3: Design and implement a strategy to respond to identified risks.
A) KEMET reported findings of supply chain risk to senior management through quarterly and monthly business review meetings.
B)    The risk management plan adopted by KEMET was in accordance with the Conflict Minerals Policy to discontinue doing business with any supplier found to be purchasing tungsten, tantalum, tin or gold material which directly or indirectly finances or benefits armed groups in the Democratic Republic of Congo or an adjoining country. KEMET understood the global supply chain of conflict minerals is complex and disclosure of mineral sources is often considered confidential. To reduce the potential supply chain risk, KEMET encouraged smelters and refiners to participate in independent assessments of their own sources through vehicles such as the EICC/GeSI Conflict-Free Smelter Program.

C)    To monitor and track performance of risk management efforts, KEMET relied on supplier survey updates and supplier EICC/GeSI CFSP updates. The status was communicated internally in Conflict Minerals Team meetings.

D)    To undertake additional fact and risk assessments for risks requiring mitigation or after a change of circumstances, KEMET will rely on the supplier re-approval process as governed by Supplier Quality Procedures.

Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
KEMET relied on the EICC/GeSI Conflict-Free Sourcing Program audits to validate its due diligence is in conformance with the OECD Guidance. As an EICC/GeSI CFSI member, KEMET worked with other members to identify smelters in the supply chain, and encouraged suppliers and customers to participate in the program through direct communication and smelter outreach communication. The data on which we relied for certain statements in this declaration was obtained through our membership in the CFSI, using the Reasonable Country of Origin Inquiry report for member KMET.

Step 5: Report on supply chain due diligence.
KEMET has publicly made available the Conflict Minerals Policy outlining its due diligence objectives and documented our “closed pipe” conflict-free tantalum supply chain with our Partnership for Social and Economic Sustainability program. As required under Section 13(p) of the Securities and Exchange Act of 1934 and the Rule, and in consultation with internal and external counsel, KEMET has filed our Form SD - Special Disclosure Report, which includes this Conflict Minerals Report as Exhibit 1.01, with the Securities and Exchange Commission for the Reporting Period and made such disclosure available on its website at www.kemet.com.

DUE DILIGENCE DETERMINATION

Summary of Due Diligence Measures Performed

KEMET’s reasonable country of origin inquiry (“RCOI”) and due diligence employed a combination of measures to determine whether the necessary conflict minerals in KEMET’s products originated from the Covered Countries. Our due diligence measures included the following activities:

1.
KEMET identified suppliers of commodity groups with high potential of containing conflict minerals. All identified conflict mineral suppliers were surveyed to ascertain for each of these conflict minerals (a) the smelter or refiner where it was processed, (b) its country of origin and (c) its mine of origin. The survey was conducted using the EICC/GeSI Conflict Minerals Reporting Template. KEMET accepted supplier data up to March 31, 2015 for the Reporting Period.

2.
KEMET maintained our upstream “closed pipe” vertically integrated conflict-free tantalum supply chain. All of our upstream facilities were audited and validated as EICC/GeSI CFSP compliant. In addition, KEMET only sourced its downstream externally supplied tantalum material from EICC/GeSI CFSP compliant smelters.

3.
As a member company of the EICC/GeSI Conflict Free Sourcing Initiative (the “CFSI”), we leveraged the due diligence conducted on smelters and refiners by the CFSI’s Conflict-Free Smelter Program (the “CFSP”). The CFS Program, developed by the EICC and

GeSI, is a voluntary initiative in which an Independent third party audits smelter/refiner procurement and tolling activities and determines if the smelter or refiner demonstrated that all the minerals they processed originated from conflict-free sources.

Results of RCOI and Due Diligence Measures

KEMET is voluntarily providing disclosure as to the conflict-free status of its products in an effort to provide greater transparency over KEMET’s products.

DRC Conflict Free Products
We have designated our products as “DRC conflict free” if we were able to reasonably determine that they do not contain conflict minerals necessary to their functionality or production that directly or indirectly finance or benefit armed groups in a Covered Country, or that are obtained from recycled or scrap sources, all as further defined by applicable SEC rules. KEMET’s products manufactured in the Reporting Period were determined to be DRC conflict free if (a) all KEMET’s external third party suppliers who contributed necessary conflict minerals to those products provided a response to the supply chain survey confirming they had identified all of the smelters or refiners in their supply chain and (b) all of those smelters/refiners were either EICC/GeSI Conflict Free Sourcing Program compliant or sourced outside the Covered Countries.

DRC Conflict Undeterminable Products
We have designated our products as “DRC conflict undeterminable” if they were manufactured or contracted to be manufactured by KEMET and we were unable to determine, after exercising due diligence as required by the Rule, whether or not such product qualifies as DRC conflict free. KEMET’s products manufactured in the Reporting Period were determined to be DRC conflict undeterminable if KEMET’s external third party suppliers who contributed necessary conflict minerals to those products were unable to confirm they had identified all of the smelters or refiners in their supply chain.

DRC Conflict Free Products
As a result of the RCOI inquiry and due diligence conducted as described above and in accordance with the Rule as originally promulgated, KEMET has determined the following product categories to be “DRC conflict free” for the Reporting Period:

Product Category	Conflict-Free Status
Tantalum Surface Mount Capacitors (MnO2)	DRC Conflict Free
Tantalum Polymer Surface Mount Capacitors (KO)	DRC Conflict Free
Ceramic Surface Mount Capacitors (MLCC)	DRC Conflict Free
Electrolytic Non-Surface Mount Capacitors	DRC Conflict Free

DRC Conflict Undeterminable Products
As a result of the reasonable country of origin inquiry and due diligence conducted as described above and in accordance with the Rule as originally promulgated, KEMET has determined the following product categories to be “DRC conflict undeterminable” and provides below the known facilities used to process the necessary conflict minerals and country of origin. The country of origin information is based on the EICC/GeSI Conflict Free Sourcing Initiative’s Reasonable Country of Origin Inquiry data as of March 31, 2015.

List of Known Facilities processing conflict minerals for DRC Conflict Undeterminable Products:
• Aluminum Polymer Surface Mount Capacitors (AO)
• Tantalum Non-Surface Mount Capacitors
• Ceramic Non-Surface Mount Capacitors
• Film and Paper Surface Mount Capacitors
• Film and Paper Non-Surface Mount Capacitors
• Electrical Filters
• Machinery for Battery and Capacitor Production
• Electrical Magnetic Transformers
• Electrical Chokes
• Electrical Coils
• Inductors

Mineral	Smelter or Refiner Name	Conflict-Free Status
Gold	Aida Chemical Industries Co. Ltd.	DRC Conflict Free
Gold	Allgemeine Gold-und Silberscheidaenstalt A.G.	DRC Conflict Free
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	DRC Conflict Undeterminable
Gold	AngloGold Ashanti Córrego do Sítio Mineraçäo	DRC Conflict Free
Gold	Argor-Heraeus SA	DRC Conflict Free
Gold	Asahi Pretec Corporation	DRC Conflict Free
Gold	Asaka Riken Co Ltd	DRC Conflict Undeterminable
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	DRC Conflict Free
Gold	Aurubis AG	DRC Conflict Free
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	DRC Conflict Undeterminable
Gold	Boliden AB	DRC Conflict Free
Gold	Caridad	DRC Conflict Undeterminable
Gold	CCR Refinery – Glencore Canada Corporation	DRC Conflict Free
Gold	Cendres & Métaux SA	DRC Conflict Undeterminable
Gold	Chimet S.p.A.	DRC Conflict Free
Gold	Chugai Mining	DRC Conflict Undeterminable
Gold	Colt Refining	DRC Conflict Undeterminable
Gold	Daejin Indus Co. Ltd	DRC Conflict Undeterminable
Gold	DaeryongENC	DRC Conflict Undeterminable
Gold	Do Sung Corporation	DRC Conflict Undeterminable
Gold	Dowa	DRC Conflict Free
Gold	Eco-System Recycling Co., Ltd.	DRC Conflict Free
Gold	FSE Novosibirsk Refinery	DRC Conflict Undeterminable

Gold	Heimerle + Meule GmbH	DRC Conflict Free
Gold	Heraeus Ltd. Hong Kong	DRC Conflict Free
Gold	Heraeus Precious Metals GmbH & Co. KG	DRC Conflict Free
Gold	Hwasung CJ Co. Ltd	DRC Conflict Undeterminable
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	DRC Conflict Undeterminable
Gold	Ishifuku Metal Industry Co., Ltd.	DRC Conflict Free
Gold	Istanbul Gold Refinery	DRC Conflict Free
Gold	Japan Mint	DRC Conflict Free
Gold	Jiangxi Copper Company Limited	DRC Conflict Undeterminable
Gold	Johnson Matthey Inc	DRC Conflict Free
Gold	Johnson Matthey Ltd	DRC Conflict Free
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	DRC Conflict Free
Gold	JSC Uralectromed	DRC Conflict Free
Gold	JX Nippon Mining & Metals Co., Ltd.	DRC Conflict Free
Gold	Kazzinc Ltd	DRC Conflict Free
Gold	Kennecott Utah Copper LLC	DRC Conflict Free
Gold	Kojima Chemicals Co., Ltd	DRC Conflict Free
Gold	Korea Metal Co. Ltd	DRC Conflict Undeterminable
Gold	Kyrgyzaltyn JSC	DRC Conflict Undeterminable
Gold	L' azurde Company For Jewelry	DRC Conflict Free
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	DRC Conflict Undeterminable
Gold	LS NIKKO Copper Inc	DRC Conflict Free
Gold	Materion	DRC Conflict Free
Gold	Matsuda Sangyo Co., Ltd.	DRC Conflict Free
Gold	Metalor Technologies (Hong Kong) Ltd	DRC Conflict Free
Gold	Metalor Technologies (Singapore) Pte. Ltd.	DRC Conflict Free
Gold	Metalor Technologies SA	DRC Conflict Free
Gold	Metalor USA Refining Corporation	DRC Conflict Free
Gold	Mitsubishi Materials Corporation	DRC Conflict Free
Gold	Mitsui Mining and Smelting Co., Ltd.	DRC Conflict Free
Gold	Moscow Special Alloys Processing Plant	DRC Conflict Undeterminable
Gold	Navoi Mining and Metallurgical Combinat	DRC Conflict Undeterminable
Gold	Nihon Material Co. LTD	DRC Conflict Free
Gold	Ohio Precious Metals LLC.	DRC Conflict Free
Gold	OJSC Kolyma Refinery	DRC Conflict Undeterminable

Gold	PAMP SA	DRC Conflict Free
Gold	Prioksky Plant of Non-Ferrous Metals	DRC Conflict Undeterminable
Gold	PT Aneka Tambang (Persero) Tbk	DRC Conflict Free
Gold	Rand Refinery (Pty) Ltd	DRC Conflict Free
Gold	Royal Canadian Mint	DRC Conflict Free
Gold	Sabin Metal Corp.	DRC Conflict Undeterminable
Gold	SAMWON METALS Corp.	DRC Conflict Undeterminable
Gold	Schone Edelmetaal	DRC Conflict Free
Gold	SEMPSA Joyería Platería SA	DRC Conflict Free
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	DRC Conflict Free
Gold	So Accurate Group, Inc.	DRC Conflict Undeterminable
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	DRC Conflict Undeterminable
Gold	Solar Applied Materials Technology Corp.	DRC Conflict Free
Gold	Sumitomo Metal Mining Co., Ltd.	DRC Conflict Free
Gold	Tanaka Kikinzoku Kogyo K.K.	DRC Conflict Free
Gold	The Great Wall Gold and Silver Refinery of China	DRC Conflict Undeterminable
Gold	China's Shandong Gold Mining Co., Ltd	DRC Conflict Free
Gold	Tokuriki Honten Co., Ltd	DRC Conflict Free
Gold	Tongling nonferrous Metals Group Co.,Ltd	DRC Conflict Undeterminable
Gold	Torecom	DRC Conflict Undeterminable
Gold	Umicore Brasil Ltda	DRC Conflict Free
Gold	Umicore SA Business Unit Precious Metals Refining	DRC Conflict Free
Gold	United Precious Metal Refining, Inc.	DRC Conflict Free
Gold	Valcambi SA	DRC Conflict Free
Gold	Western Australian Mint trading as The Perth Mint	DRC Conflict Free
Gold	Zhongjin Gold Corporation Limited	DRC Conflict Free
Tantalum	Duoluoshan	DRC Conflict Free
Tantalum	F&X	DRC Conflict Free
Tantalum	Hi-Temp	DRC Conflict Free
Tantalum	Ningxia	DRC Conflict Free
Tantalum	Ulba	DRC Conflict Free
Tantalum	Zhuzhou Cement Carbide	DRC Conflict Free
Tantalum	KEMET Blue Metals	DRC Conflict Free
Tantalum	Plansee SE Liezen	DRC Conflict Free
Tantalum	H.C. Starck Co., Ltd.	DRC Conflict Free

Tantalum	H.C. Starck GmbH Goslar	DRC Conflict Free
Tantalum	H.C. Starck GmbH Laufenburg	DRC Conflict Free
Tantalum	H.C. Starck Hermsdorf GmbH	DRC Conflict Free
Tantalum	H.C. Starck Inc.	DRC Conflict Free
Tantalum	H.C. Starck Ltd.	DRC Conflict Free
Tantalum	H.C. Starck Smelting GmbH & Co.KG	DRC Conflict Free
Tantalum	Plansee SE Reutte	DRC Conflict Free
Tantalum	Global Advanced Metals	DRC Conflict Free
Tantalum	Global Advanced Metals	DRC Conflict Free
Tantalum	Kemet Blue Powder	DRC Conflict Free
Tin	Empressa Nacional de Fundiciones (ENAF)	DRC Conflict Undeterminable
Tin	CNMC(GUANGXI)PGMA Smelting Plant	DRC Conflict Undeterminable
Tin	Alpha	DRC Conflict Free
Tin	Cooper Santa	DRC Conflict Free
Tin	CV Serumpun Sebalai	DRC Conflict Undeterminable
Tin	CV United Smelting	DRC Conflict Free
Tin	EM Vinto	DRC Conflict Free
Tin	Fenix Metals	DRC Conflict Undeterminable
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	DRC Conflict Free
Tin	GEJIU ZILI MINING&SMELTING CO. LTD.	DRC Conflict Undeterminable
Tin	Huichang Jinshunda Tin Co. Ltd	DRC Conflict Undeterminable
Tin	Jiangxi Nanshan	DRC Conflict Undeterminable
Tin	Kai Unita Trade Limited Liability Company	DRC Conflict Undeterminable
Tin	Linwu Xianggui Smelter Co	DRC Conflict Undeterminable
Tin	China Tin Group Co., Ltd.	DRC Conflict Undeterminable
Tin	Liuzhou China Tin	DRC Conflict Undeterminable
Tin	Malaysia Smelting Corp	DRC Conflict Free
Tin	Metallo Chimique	DRC Conflict Free
Tin	Mineração Taboca S.A.	DRC Conflict Free
Tin	Minmetals Ganzhou Tin Co. Ltd.	DRC Conflict Undeterminable
Tin	Minsur	DRC Conflict Free
Tin	Mitsubishi Materials Corporation	DRC Conflict Free
Tin	Novosibirsk	DRC Conflict Undeterminable
Tin	Novosibirsk Integrated Tin Works	DRC Conflict Undeterminable
Tin	OMSA	DRC Conflict Free

Tin	PT Artha Cipta Langgeng	DRC Conflict Undeterminable
Tin	PT Babel Inti Perkasa	DRC Conflict Free
Tin	PT Bangka Kudai Tin	DRC Conflict Undeterminable
Tin	PT Bangka Putra Karya	DRC Conflict Free
Tin	PT Bangka Timah Utama Sejahtera	DRC Conflict Undeterminable
Tin	PT Bangka Tin Industry	DRC Conflict Free
Tin	PT Belitung Industri Sejahtera	DRC Conflict Free
Tin	PT Bukit Timah	DRC Conflict Free
Tin	PT DS Jaya Abadi	DRC Conflict Free
Tin	PT Eunindo Usaha Mandiri	DRC Conflict Free
Tin	PT Karimun Mining	DRC Conflict Undeterminable
Tin	PT Mitra Stania Prima	DRC Conflict Free
Tin	CV (PT) Prima Timah Utama	DRC Conflict Free
Tin	PT Refined Banka Tin	DRC Conflict Free
Tin	PT Sariwiguna Binasentosa	DRC Conflict Free
Tin	PT Stanindo Inti Perkasa	DRC Conflict Free
Tin	PT Tambang Timah	DRC Conflict Free
Tin	PT Timah	DRC Conflict Free
Tin	PT Tinindo Internusa	DRC Conflict Free
Tin	Rui Da Hung	DRC Conflict Undeterminable
Tin	Soft Metais, Ltda.	DRC Conflict Undeterminable
Tin	Thaisarco	DRC Conflict Free
Tin	White Solder Metalurgia	DRC Conflict Free
Tin	Yunnan Chengfeng	DRC Conflict Undeterminable
Tin	Yunnan Tin Company Limited	DRC Conflict Free
Tin	Magnu's Minerais Metais e Ligas LTDA	DRC Conflict Free
Tin	PT Wahana Perkit Jaya	DRC Conflict Free
Tungsten	N/A	N/A (Outside the supply chain)
Country of Origin May Include
Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Columbia, Cote D’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States of America, Vietnam, Zimbabwe, Kenya, Mozambique, South Africa, Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, Tanzania, Zambia, The Democratic Republic of Congo

Future Steps to Mitigate Risks
The due diligence steps previously described for both an upstream and downstream company will be used for future reporting periods to mitigate risk and improve our due diligence. KEMET will continue:

•
Engaging suppliers of 3TG to improve the content of their responses. This includes a conflict-minerals flow down clause as well as new supplier or new material conflict minerals provisions as part of our “on boarding process.”

•	Working through the EICC CFSI to expand the smelters and refiners participating in the EICC Conflict Free Smelter Program.

•	Working with the OECD and relevant trade associations to define and improve best practices.

•	Sourcing our upstream materials from conflict free validated mines which utilize traceability schemes to ensure complete chain of custody and maintain our EICC CFSP.
KEMET believes these supply chain exercises in concert with synergy and momentum created during the Reporting Period, as well as the Conflict Minerals Policy, will mitigate the risk that the necessary conflict minerals benefit armed groups and will improve our due diligence.

INDEPENDENT PRIVATE SECTOR AUDIT
Our due diligence processes and certain descriptions in this Conflict Minerals Report were audited by Douglas Hileman Consulting LLC, as our independent private sector auditor. The auditor’s report can be found as Appendix A to this Conflict Minerals Report.

Appendix A to Conflict Minerals Report of KEMET Corporation

REPORT OF INDEPENDENT PRIVATE SECTOR AUDITOR

[Letterhead of Douglas Hileman Consulting LLC]

INDEPENDENT AUDITOR’S REPORT

To: Senior Vice President, Chief of Staff, Quality & Chief Compliance Officer

Douglas Hileman Consulting LLC (“DHC”) understands that KEMET Corporation (“the Company”) is subject to reporting under Section 13(p) of the Securities Exchange Act (17 CFR 240.13p-1), which pertains to conflict minerals. The Securities and Exchange Commission (SEC) Release No. 34-67716 (final rule on Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the use of conflict minerals), or “the Rule”, released August 22, 2012, includes a provision for an Independent Private Sector Audit (“IPSA”). DHC conducted an IPSA of the Company’s Conflict Minerals Report for the reporting period from January 1 to December 31, 2014 (“KEMET 2014 Conflict Minerals Report”).

We have examined:

•
whether the design of the Company’s due diligence framework as set forth in the Conflict Minerals Report for the reporting period from January 1 to December 31, 2014, is in conformity with, in all material respects, the criteria set forth in the Organisation of Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Due Diligence Guidance”) (“Objective #1”), and

•
whether the Company’s description of the due diligence measures it performed, as set forth in the “Due Diligence Measures” section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2014, is consistent with the due diligence process that the Company undertook (“Objective #2”).

Management is responsible for the design of the Company’s due diligence framework and the description of the Company’s due diligence measures set forth in the Conflict Minerals Report, and performance of the due diligence measures. Our responsibility is to express an opinion on the design of the Company’s due diligence framework and on the description of the due diligence measures the Company performed, based on our examination.

We conducted this audit in accordance with performance standards of Government Auditing Standards (2011 Revision), published by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain sufficient, appropriate evidence to provide a reasonable basis for our findings and conclusions based on our audit objectives. We believe that the evidence obtained provides a reasonable basis for our findings and conclusions based on our audit objectives.

Our examination was not conducted for the purpose of evaluating:

•
the completeness, accuracy, or support of the process the Company uses to determine the scope of what products they manufacture or contract to manufacture are subject to the SEC Rule, or to due diligence;

•
the consistency of the due diligence measures that the Company performed with either the design of the Company’s due diligence framework or the OECD Due Diligence Guidance, other than as required to fulfill a stated audit objective;

•	the completeness of the Company’s description of the due diligence measures performed;

•	the suitability of the design or operating effectiveness of the Company’s due diligence process,

•	whether a third party can determine from the Conflict Minerals Report if the due diligence measures the Company performed are consistent with the OECD Due Diligence Guidance;

•	the Company’s reasonable country of origin inquiry (“RCOI”), including the suitability of the design of the RCOI, its operating effectiveness, or the results thereof; or

•	the Company’s conclusions about the source or chain of custody of its conflict minerals, those products subject to due diligence, or the DRC Conflict Free status of its products.

Our IPSA would not necessarily disclose all weaknesses in the design of due diligence or all instances of steps taken to implement the due diligence because we based our review on selective tests. Accordingly, we do not express an opinion or any other form of assurance on the aforementioned matters or any other matters included in any section of the Conflict Minerals Report other than section(s) within the scope of this audit.

SCOPE AND METHODOLOGY

Scope

We performed this audit from March 3, 2015 to May 20, 2015 using standards and guidelines established by the Government Accountability Office for Government Auditing Standards (2011 Revision) (commonly referred to Generally Accepted Government Auditing Standards (GAGAS)) for Performance Audits.

The IPSA reviewed contents of the “Conflict Minerals Report for the Reporting Period from January 1 to December 31, 2014” (“Conflict Minerals Report”). The Company provided a draft report at project initiation, enabling us to begin our procedures. The Company provided a final report on May 29, 2015 included as Exhibit 1.01 in the Company’s Form SD, Specialized Disclosure Report.

The Rule specifies the two IPSA objectives, as noted above.

Methodology

For Objective #1, we confirmed that the Issuer used the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (“OECD DD Guidance”) as the basis for the design of their 3TG due diligence. We used the OECD DD Guidance as the criteria for evaluating the Company’s design of its due diligence framework. We gathered evidence in the form of documents, records, and interviews with individuals with roles and responsibilities for applicable elements of the due diligence. We compared the evidence with the criteria as stated in OECD DD Guidance steps and sub-steps. If we identified gaps, we considered if the gap would be “material.”

For Objective #2, we used the “Description of Due Diligence Performed as a Downstream Company” section of Conflict Minerals Report as the criteria for Objective #2. We determined applicable sections to be those that described due diligence steps the Company took during the reporting period. We did not include conclusions, claims, or forward-looking statements.

We included steps that were described and occurred before the reporting period, if we felt it was reasonable that these steps formed the basis for steps described during the reporting period, or if was implied that those steps continued during the reporting period.

We assessed risks on the Company’s description of due diligence steps taken. Based on our risk assessment, we selected statements and:

•	reviewed documents and records provided by the Company in response to our requests;

•	interviewed individuals involved in the due diligence steps described in the Conflict Minerals Report; and

•	tested selected steps.

CONCLUSIONS AND RECOMMENDATIONS

In our opinion,

•
the design of the Company’s due diligence framework for the reporting period from January 1 to December 31, 2014, as set forth in the Due Diligence Measures section of the Conflict Minerals Report is in conformity, in all material respects, with the OECD Due Diligence Guidance, and

•
the Company’s description of the due diligence measures it performed as set forth in the “Due Diligence Measures” section of the Conflict Minerals Report for the reporting period from January 1 to December 31, 2014, is consistent with the due diligence process that the Company undertook.

We make no recommendations.

Douglas Hileman, CRMA, CPEA
Van Nuys, California
May 29, 2015